Exhibit 99.2

Americold Realty Trust to Expand and Enhance Infrastructure Network in Atlanta

- Launches Investment of $126 million to $136 million in Automated Expansion Projects and

Facility Upgrades -

ATLANTA, April 16, 2019 — Americold Realty Trust (NYSE: COLD) (the “Company” or “Americold”), the world’s largest publicly traded REIT focused on the ownership, operation and development of temperature-controlled warehouses, today announced that the Company intends to invest a total of approximately $126 million to $136 million in a planned expansion and redevelopment at its existing Atlanta major market campus, consisting of its Tradewater, Gateway, Westgate, Southgate, and Skygate facilities.

“Given the supply-demand characteristics for temperature-controlled infrastructure in Atlanta, we are extremely pleased to announce our plans to expand our operations in this key market, which we believe will allow us to support new and existing customer growth,” stated Fred Boehler, President and Chief Executive Officer of Americold Realty Trust. “Furthermore, the expansion of our Atlanta major market campus, and our previously announced development at the Port of Savannah, together will grow our total capacity in the state by over 50% by 2021. We believe this targeted investment will enhance efficiencies for both Americold and its customers, and ultimately drive increased profitability and additional long term shareholder value.”

Americold is investing approximately $126 million to $136 million in total in new fully automated and semi-automated expansion projects and select redevelopment of its existing Atlanta major market cold-storage infrastructure. The investment will provide additional capacity to support existing customer growth, facilitate capture of new business, improve service capabilities and efficiency, and increase campus profitability.

The Company intends to demolish part of an existing facility at its Gateway facility, and build a first to market, fully automated facility with approximately 46,600 pallet positions. At its Tradewater facility, the Company expects to build a semi-automated expansion, adding approximately 13,600 pallet positions. The Company also intends to invest capital at its Westgate, Southgate and Skygate facilities on projects intended to enhance efficiencies and better serve its growing customer base.

The Company expects to begin this program in the first quarter of 2020, with completion of the projects targeted for the second quarter of 2021. The Company anticipates that the returns on this investment will be consistent with the Company’s stated return expectations for such projects upon stabilization.

About Americold Realty Trust

Americold is the world’s largest publicly traded REIT focused on the ownership, operation and development of temperature-controlled warehouses. Based in Atlanta, Georgia, Americold owns and operates 155 temperature-controlled warehouses, with approximately 918.7 million refrigerated cubic feet of storage, in the United States, Australia, New Zealand, Canada, and Argentina. Americold’s facilities are an integral component of the supply chain connecting food producers, processors, distributors and retailers to consumers.

Contacts:

Americold Realty Trust

Investor Relations

Telephone: 678-459-1959

Email: investor.relations@americold.com

Sean Tetpon

Public Relations

Telephone: 404-426-0832

Email: mediarelations@americold.com